UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 15, 2012

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5300 California Avenue, Irvine, California		92617
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 926-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 15, 2012, Scott McGregor, President and Chief Executive Officer of Broadcom Corporation ("Broadcom"), adopted a pre-arranged stock trading plan to exercise Broadcom stock options and to sell the acquired shares of Broadcom stock thereunder (the "August 2012 Plan"). The stock options subject to the August 2012 Plan were granted in January 2005 upon Mr. McGregor’s commencement of employment with Broadcom and will expire in January 2015. Under the August 2012 Plan, certain specified amounts of shares will be sold on a weekly basis provided that specified trading prices are achieved. Mr. McGregor may sell up to 520,000 shares of Broadcom stock in total under the August 2012 Plan and the plan is scheduled to terminate in March 2013, or earlier upon certain specified events. The primary purpose of the August 2012 Plan is to liquidate the stock options thereunder in an orderly fashion prior to their expiration. Mr. McGregor also maintains a separate pre-arranged stock trading plan adopted on May 17, 2012, which is scheduled to terminate in January 2013. Depending on the number of stock options remaining at or around the termination date of the August 2012 Plan, Mr. McGregor may in the future enter into one or more plans similar to the August 2012 Plan.

The transactions under the August 2012 Plan and any other of Mr. McGregor’s pre-arranged stock trading plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Each plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Broadcom’s policies regarding stock transactions.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

August 22, 2012	By:	/s/ Robert L. Tirva

Name: Robert L. Tirva
Title: Senior Vice President and Corporate Controller